Exhibit 10.2

FIRST AMENDMENT AND WAIVER TO CREDIT AGREEMENT

THIS FIRST AMENDMENT AND WAIVER TO CREDIT AGREEMENT dated as of October 12, 2007 (this “Agreement”), is entered into among NAUTILUS, INC. (the “Borrower”), the Guarantors party to the Credit Agreement (as defined below), the Lenders party to the Credit Agreement and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

RECITALS

A. The Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Credit Agreement, dated as of February 14, 2007 (the “Credit Agreement”).

B. The Borrower has informed the Lenders that it will not be able to comply with Sections 8.11(a) and 8.11(b) of the Credit Agreement with respect to the four fiscal quarter period ended September 30, 2007 (the “Acknowledged Defaults”);

C. The Borrower is requesting that the Lenders (i) waive the Acknowledged Defaults and (ii) modify certain other provisions of the Credit Agreement; and

D. The Lenders have agreed to (i) waive the Acknowledged Defaults and (ii) amend certain terms of the Credit Agreement, in each case, on the terms, and subject to the conditions, set forth below.

E. In consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Amendments.

(a) Existing Definitions. The following definitions in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Applicable Rate” means the following percentages per annum: (a) with respect to Eurodollar Rate Loans and Letter of Credit Fees, 2.00%, (b) with respect to Base Rate Loans (other than Swing Line Loans), 0.50%, (c) with respect to Swing Line Loans, -0.50% and (d) with respect to the commitment fee payable pursuant to Section 2.09(a), 0.425%.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents and the Fee Letter.

(b) Pro Forma Basis. The parenthetical “(including for purposes of determining the Applicable Rate)” is hereby deleted from the definition of “Pro Forma Basis” in Section 1.01 of the Credit Agreement.

(c) New Definitions. The following definitions are added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03 (other than Section 8.03(f)).

“Equity Issuance” means any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, and (d) any issuance by the Borrower of its Equity Interests as consideration for a Permitted Acquisition. The term “Equity Issuance” shall not be deemed to include any Disposition.

“Excluded Property” means, with respect to any Loan Party, (a) unless requested by the Administrative Agent or the Required Lenders, any owned real property which is located outside of the United States, (b) unless requested by the Administrative Agent or the Required Lenders, any leasehold interests in real property, (c) unless requested by the Administrative Agent or the Required Lenders, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (d) unless requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (c) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (e) the Equity Interests of any direct Foreign Subsidiary of a Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a) and (f) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property.

“First Amendment Effective Date” means October 12, 2007.

“Interim Availability Amount” means the lesser of (a) $75,000,000 and (b) the Aggregate Revolving Commitments; provided that if Consolidated EBITDA is at least $32,500,000 for each of the two most recently ended four fiscal quarter periods, then the “Interim Availability Amount” shall mean the Aggregate Revolving Commitments.

“Mortgaged Property” means, with respect to any Loan Party, any owned real property or any leasehold interest in real property that, in either case, is subject to a Mortgage.

“Mortgages” means the mortgages, deeds of trust, assignments of leases for security or deeds to secure debt that purport to grant to the Administrative Agent a security interest in the fee interests and/or leasehold interests of any Loan Party in any real property.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“Security Agreement” means the security and pledge agreement dated as of October 5, 2007 executed in favor of the Administrative Agent by each of the Loan Parties.

(d) Section 1.03. The parenthetical “(including for purposes of determining the Applicable Rate)” is hereby deleted from Section 1.03(c) of the Credit Agreement.

(e) Section 2.01(a). The following sentence is added to the end of Section 2.01(a) of the Credit Agreement:

Notwithstanding anything to the contrary herein, commencing on January 1, 2008 and until such time as the Required Lenders agree otherwise, the Total Revolving Outstandings shall not exceed the Interim Availability Amount.

(f) Section 2.03(a)(i). The following sentence is added to the end of Section 2.03(a)(i) of the Credit Agreement:

Notwithstanding anything to the contrary herein, commencing on January 1, 2008 and until such time as the Required Lenders agree otherwise, the Total Revolving Outstandings shall not exceed the Interim Availability Amount.

(g) Section 2.04(a). The following sentence is added to the end of Section 2.04(a) of the Credit Agreement:

Notwithstanding anything to the contrary herein, commencing on January 1, 2008 and until such time as the Required Lenders agree otherwise, the Total Revolving Outstandings shall not exceed the Interim Availability Amount.

(h) Section 2.05. (i) Section 2.05(b) of the Credit Agreement is amended and restated in its entirety and (ii) a new Section 2.05(c) is added to the Credit Agreement, each to read as follows:

(b) Mandatory Prepayments of Loans.

(i) Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of all (A) Dispositions (other than Permitted Transfers) in excess of $1,000,000 in the aggregate after the First Amendment Effective Date and (B) Involuntary Dispositions.

(iii) Debt Issuances. Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds in excess of $1,000,000 in the aggregate after the First Amendment Effective Date.

(iv) Equity Issuances. Immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds.

(v) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied first ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c) Interim Availability Amount. Commencing on January 1, 2008 and until such time as the Required Lenders agree otherwise, if for any reason the Total Revolving Outstandings exceed the Interim Availability Amount, the Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Interim Availability Amount.

(i) Section 2.06. Section 2.06 of the Credit Agreement is amended and restated in its entirety to read as follows:

(a) Optional Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued with respect thereto until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b) Mandatory Reductions. Within three Business Days after any Loan Party or Subsidiary receives Net Cash Proceeds, the Aggregate Revolving Commitments shall be permanently reduced in an amount equal to (i) with respect to Sections 2.05(b)(ii), 80%, (ii) with respect to Section 2.05(b)(iii), 100% and (iii) with respect to 2.05(b)(iv), 50%, of the amount of Net Cash Proceeds that is available to be applied to the prepayment of Revolving Loans, Swing Line Loans and L/C Obligations pursuant to Section 2.05(b)(ii), (iii), and (iv), irrespective of the Total Revolving Outstandings at such time.

(j) Section 4.05. The following sentence is added to the end of Section 4.05 of the Credit Agreement:

The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

(k) Section 6.02. Subclause (b)(i) of Section 6.02 of the Credit Agreement is amended by inserting the word “material” immediately prior to the word “Contractual”.

(l) Section 6.03. Section 6.03 of the Credit Agreement is amended and restated in its entirety to read all follows:

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

(m) Section 6.13. Section 6.13 of the Credit Agreement is amended by deleting “(i)” from such Section.

(n) Section 6.17. Section 6.17 of the Credit Agreement is amended and restated in its entirety to read all follows:

Except for the effect of matters disclosed in Schedule 6.06 (none of which could reasonably be expected to have a Material Adverse Effect), the Borrower and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the date of delivery of such Schedule to the Administrative Agent. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect: (a) no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and (b) to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on the rights of any Person. As of the date of delivery of such Schedule to the Administrative Agent, none of the IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17. The parties hereto acknowledge that Schedule 6.17 as delivered on the First Amendment Effective Date is in draft form and that the Loan Parties shall deliver a final Schedule 6.17 to the Administrative Agent on or before November 10, 2007 (such final Schedule shall replace and supersede such prior draft).

(o) Section 6.19. Section 6.19 of the Credit Agreement is amended and restated in its entirety to read as follows:

6.19 Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.19(a) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the First Amendment Effective Date. Set forth on Schedule 6.19(b) is the chief executive office, U.S. tax payer identification number, organizational identification number and exact legal name and state of organization of each Loan Party as of the First Amendment Effective Date. Except as set forth on Schedule 6.19(c), no Loan Party has during the five years preceding the First Amendment Effective Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

(p) Section 7.02(d). Section 7.02(d) of the Credit Agreement is amended and restated in its entirety to read all follows:

(d) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a report signed by a Responsible Officer of the Borrower that supplements Schedules 6.13, 6.17 and 6.19(a), 6.19(b) and 6.19(c), such that, as supplemented, such Schedules would be to be accurate and complete as of such date;

(q) Section 7.07. Section 7.07 of the Credit Agreement is amended and restated in its entirety to read as follows:

(a) Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

(b) On or before the date that is thirty days after the First Amendment Effective Date and at all times thereafter, cause the Administrative Agent to be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage (except workers’ compensation insurance) or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be changed in a manner affecting the endorsements in favor of the Administrative Agent or canceled.

(r) Section 7.10. Section 7.10 of the Credit Agreement is amended and restated in its entirety to read as follows:

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b) If requested by the Administrative Agent in its sole discretion, permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Borrower, to conduct an annual audit of the Collateral at the expense of the Borrower.

(c) If requested by the Administrative Agent in its sole discretion, promptly deliver to the Administrative Agent (a) asset appraisal reports with respect to all of the real and personal property owned by the Borrower and its Subsidiaries (limited to one per year so long as no Event of Default exists), and (b) a written audit of the accounts receivable, inventory, payables, controls and systems of the Borrower and its Subsidiaries (limited to one per year so long as no Event of Default exists).

(d) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any real properties and as to the compliance by the Borrower or any of its Subsidiaries with Environmental Laws at such real properties. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for the same, and the Loan Parties hereby grant to the Administrative Agent and its representatives access to the real properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.

(s) Section 7.14. A new Section 7.14 is added to the Credit Agreement to read as follows:

7.14 Pledged Assets.

On or before the date that is thirty days after the First Amendment Effective Date and at all times thereafter:

(a) Equity Interests. Cause (a) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary and (b) 65% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, together with such other documents as may be reasonably requested by the Administrative Agent.

(b) Other Property. (i) Except for Excluded Property, cause (A) all owned real property, (B) to the extent available using commercially reasonable efforts, all leasehold interests in real property and (C) all personal property of each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the Obligations as required from time to time pursuant to the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, intellectual property notices, mortgages, real estate title insurance policies, flood hazard certifications, surveys, environmental reports, zoning letters, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(t) Section 8.03. Section 8.03(e) of the Credit Agreement is amended and restated in its entirety to read as follows:

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to (i) finance the purchase of real property, and renewals, refinancings and extensions thereof (so long as the principal amount is not increased), and (ii) finance the purchase of fixed personal property assets and renewals, refinancings and extensions thereof (so long as the principal amount is not increased), provided that (A) in the case of both subclauses (i) and (ii), no such Indebtedness when incurred shall exceed the purchase price of the asset(s) financed and (B) in the case of subclause (ii), the total of all such Indebtedness incurred for all such Persons taken together shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding;

(u) Section 8.06. Section 8.06 of the Credit Agreement is amended and restated in its entirety to read as follows:

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to any Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person.

(c) Section 10.03. The last paragraph of Section 10.03 of the Credit Agreement is amended and restated in its entirety to read as follows:

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Section 10.10. Section 10.10 of the Credit Agreement is amended and restated in its entirety to read as follows:

10.10 Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

(e) Section 11.01. (i) the word “and” is moved from the end of Section 11.01(c) to the end of Section 11.01(d) and (ii) a new Section 11.01(e) is added to the Credit Agreement to read as follows:

(e) no amendment, waiver or consent shall release all or substantially all of the Collateral unless signed by each Lender whose Obligations are secured by such Collateral;

(f) Schedules. (i) Schedule 6.17 is added to the Credit Agreement and (ii) Schedule 6.19 is replaced with Schedules 6.19(a), 6.19(b) and 6.19(c), each to read as attached hereto; provided that parties hereto acknowledge that Schedule 6.17 as delivered on the First Amendment Effective Date is in draft form and that the Loan Parties shall deliver a final Schedule 6.17 to the Administrative Agent on or before November 10, 2007 (such final Schedule shall replace and supersede such prior draft).

(g) Exhibits. Exhibit 7.12 is amended and restated in its entirety to read as attached hereto.

2. Waiver. The Lenders hereby waive the Acknowledged Defaults. This waiver is a one-time waiver and shall not be construed to be a waiver of any other Default that may exist.

3. Effectiveness; Conditions Precedent. This Agreement shall be effective as of the date hereof when all of the conditions set forth in this Section 3 shall have been satisfied in form and substance satisfactory to the Administrative Agent.

(a) Execution and Delivery of this Agreement. The Administrative Agent shall have received copies of this Agreement duly executed by a Responsible Officer of the signing Loan Party, the Required Lenders and the Administrative Agent.

(b) Execution and Delivery of the Security Agreement. The Administrative Agent shall have received an executed copy of the Security Agreement, together with appropriate UCC-1 financing statements naming the Loan Parties as debtors and the Administrative Agent as the secured party.

(c) Resolutions. The Administrative Agent shall have received copies of certified resolutions for each Loan Party approving this Agreement and the granting of a security interests to the Administrative Agent to secure the Obligations.

(d) Opinions of Counsel. The Administrative Agent shall have received a favorable opinion of Garvey Schubert Barer, addressed to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent.

(e) Amendment Fee. The Administrative Agent shall have received (i) for the account of each Lender executing this Agreement by 12:00 Noon, October 11, a fee of 0.10% of such Lender’s Commitment and (ii) for the account of each Lender executing this Agreement after 12:00 Noon, October 11 but prior to 12:00 Noon, October 17, a fee of 0.05% of such Lender’s Commitment.

(f) Fees and Expenses. The Borrower shall have paid all fees and expenses owed by the Borrower to the Administrative Agent and the Arranger.

4. Ratification of Credit Agreement. The Loan Parties acknowledge and consent to the terms set forth herein and agree that this Agreement does not impair, reduce or limit any of their obligations under the Loan Documents.

5. Authority/Enforceability. Each of the Loan Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms.

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Agreement.

(d) The execution and delivery of this Agreement does not (i) violate, contravene or conflict with any provision of its, or its Subsidiaries’ Organization Documents or (ii) materially violate, contravene or conflict with any Laws applicable to it or any of its Subsidiaries.

6. Representations and Warranties of the Loan Parties. The Loan Parties represent and warrant to the Lenders that after giving effect to this Agreement (a) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement are true and correct in all material respects as of the date hereof, and (b) no event has occurred and is continuing which constitutes a Default.

7. Release. In consideration of the Lenders entering into this Agreement, the Loan Parties hereby release the Administrative Agent, the Lenders, the L/C Issuer and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Loan Documents on or prior to the date hereof.

8. Counterparts/Telecopy. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy or pdf shall be effective as an original.

9. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10. Reference to and Effect on Credit Agreement. Except as specifically modified herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are each hereby ratified and confirmed. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Credit Agreement or any of the other Loan Documents, or constitute a waiver or cones of any provision of the Credit Agreement or any of the other Loan Documents, except as expressly set forth herein. This Agreement shall be considered a Loan Document from and after the date hereof.

11. Estoppel, Acknowledgement and Reaffirmation. The obligations of the Loan Parties under the Loan Documents constitute valid and subsisting obligations of such Persons that are not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. Each Loan Party hereby acknowledges its respective obligations under the Loan Documents as amended hereby and reaffirms that each of the liens and security interests created and granted in or pursuant to the Loan Documents are valid and subsisting and that this Agreement shall in no manner impair or otherwise adversely affect such liens and security interests.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	NAUTILUS, INC.,
a Washington corporation

By:
Name:
Title:

GUARANTORS:	DASHAMERICA, INC.
a Colorado corporation

By:
Name:
Title:

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,

By:
Name:
Title:

LENDERS:	BANK OF AMERICA, N.A.,

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION,

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A.,

By:
Name:
Title:

WELLS FARGO HSBC TRADE BANK,

By:
Name:
Title:

Exhibit 7.12

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of                     , 20    , is by and between                     , a                     (the “Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Credit Agreement (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), dated as of February 14, 2007, by and among NAUTILUS, INC., a Washington corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Agent, for the benefit of the Lenders:

1. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against any and all right, title and interest of the Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary. The Subsidiary hereby represents and warrants to the Administrative Agent that:

(i) Attached hereto as Schedule 1 are revised Schedules 6.13, 6.17, 6.19(a) and 6.19(b) to the Credit Agreement.

(ii) Except as set forth on Schedule 2, the Subsidiary has not during the past five years (a) changed its legal name, (b) changed its state of formation, or (c) been party to a merger, consolidation or other change in structure.

3. The address of the Subsidiary for purposes of all notices and other communications is the same as the Borrower and Guarantors as set forth on Schedule 11.02 of the Credit Agreement.

4. The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY],
a corporation

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title: